                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (Amounts in millions, except ratio data)

                                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------
                                                        1997         1998         1999        2000         2001
                                                         ---        -----        -----        ----         ----
Income (loss) before minority interest and equity        310          505          486         293         (322)
     in earnings of affiliates
Income taxes                                             294          315          251         171         (161)
Remitted Equity of affiliates                             13           16           16          --           36
                                                         ---        -----        -----        ----         ----
                                                         617          836          753         464         (447)
                                                         ---        -----        -----        ----         ----
Fixed Charges:
Interest expense                                         251          280          279         323          309
Appropriate portion (1/3) of rentals                      39           40           37          39           38
                                                         ---        -----        -----        ----         ----
                                                         290          320          316         362          347
                                                         ---        -----        -----        ----         ----
Earnings before income taxes, fixed charges
    and including equity of affiliates .                 907        1,156        1,069         826         (100)
                                                         ===        =====        =====        ====         ====


Ratio of earnings to fixed charges                       3.1x        3.6x         3.4x        2.3x            A


                                                                                         THREE MONTHS
                                                                                            ENDED
                                                                                           MARCH 31
                                                                                       ------------------
                                                                                       2001          2002
                                                                                       ----          ----
Income (loss) before minority interest and equity
       in earning of affiliates.................                                        (34)         (21)
Income taxes....................................                                        (24)           4
Remitted Equity of affiliates...................                                         33           --
                                                                                        ---           --
                                                                                        (25)         (17)
Fixed Charges:
Interest expense................................                                         85           68

Appropriate portion (1/3) of rentals............                                          7            9
                                                                                         --           --
                                                                                         92           77
Earnings before income taxes, fixed charges and
       including equity of affiliates...........                                         67           60

Ratio of earnings to fixed charges..............                                          B            C


      A For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $447 million.

      B For the three months ended March 31, 2001, earnings were insufficient to cover fixed charges by $25 million.

      C For the three months ended March 31, 2002, earnings were insufficient to cover fixed charges by $17 million.
